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                             MERIDIAN INDUSTRIAL TRUST, INC.

                    SUPPLEMENT TO PROXY STATEMENT DATED SEPTEMBER 5, 1997

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                      THE DATE OF THIS SUPPLEMENT IS SEPTEMBER 15, 1997

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   The following information supplements the Proxy Statement of Meridian
Industrial Trust, Inc., a Maryland corporation (the "Company"), dated September 5, 1997. The Proxy Statement was distributed by the Company to solicit proxies for a September 24, 1997 special meeting of the Company's stockholders being held to consider the issuance of (a) up to 7,546,902 shares of the Company's common stock, par value $.001 ("Common Stock"), to Ameritech Pension Trust ("Ameritech") in connection with an acquisition of certain warehouse/distribution properties and related assets from Ameritech, and (b) 7,096,513 shares of Common Stock to The Prudential Insurance Company of America ("Prudential") and three accounts managed by Prudential (collectively with Prudential, the "Prudential Purchasers") in connection with stock purchase agreements entered into between the Company and each of the Prudential Purchasers. Unless otherwise defined herein, certain capitalized terms have the meanings ascribed to them in the Proxy Statement.

RECENT DEVELOPMENTS REGARDING THE PRUDENTIAL PROPERTY PORTFOLIO

   The Company is currently negotiating a transaction in which the Company would either sell, or assign its rights to purchase, the Jacksonville, Florida and New Orleans, Louisiana warehouse/industrial properties that are included in the Prudential property portfolio. In the aggregate, these properties represent approximately 1.7 million square feet (32.4% of the Prudential property portfolio). The aggregate purchase price allocated to the Jacksonville and New Orleans properties in the Prudential Property Agreements is approximately $49.7 million. See "Prudential Portfolio Property Description."

   If the above described transaction occurs, the Company currently expects that (a) the transaction would occur concurrently with the closing of the Prudential Stock Transaction and the Prudential Property Transaction and (b) the transaction would reduce the amount the Company is required to borrow under its unsecured credit facility in connection with the Prudential Property Transaction. See "Meridian Industrial Trust, Inc. - Selected Financial and Other Data." The potential transaction is still in the negotiation stage, and there can be no assurance that it will be completed.